Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Executive Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES 2004 FIRST QUARTER

RESULTS AND 2004 GUIDANCE UPDATE;

OPERATING CASH FLOW UP 21% AS PRODUCTION RISES 11%

RADNOR, PA, (PR Newswire) May 5, 2004 – Penn Virginia Corporation (NYSE: PVA) today announced its results for the three months ended March 31, 2004. Net income before the cumulative effect of a change in accounting principle was $10.1 million or $1.11 per diluted share for the first quarter of 2004. This represents an 11 percent improvement from the $9.1 million, or $1.01 per diluted share, recorded in last year’s first quarter.

	Three Months Ended March 31,
	2004	2003	% Change
Revenues, in millions	$55.6	$48.0	16%
Net income (1), in millions	$10.1	$10.5	-4%
Net income per share, diluted	$1.11	$1.16	-4%
Net cash provided by operating activities, in millions	$24.5	$18.8	30%
Operating Cash Flow, non-GAAP (2), in millions	$34.1	$28.2	21%

(1)	Included in net income for the three months ended March 31, 2003 was a gain of $1.4 million, or $0.15 per diluted share, related to the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”
(2)	See attached table “Reconciliation of Certain Non-GAAP Financial Measures” for a reconciliation of operating cash flow to net cash provided by operating activities.

Oil & Gas Segment Review

See the Company’s May 3, 2004 news release for a more detailed discussion of operating results for the oil and gas segment. Oil and gas operating income for the first quarter of 2004 was $15.1 million, basically equal to the $15.2 million reported for the same quarter of 2003. Highlights of quarter-to-quarter comparisons are as follows:

•	Oil and gas revenues increased to $37.5 million from $34.5 million in the same quarter of 2003. The Company produced 6.5 billion cubic feet of natural gas equivalent (Bcfe), an 11 percent increase from the same quarter of 2003. Natural gas made up 89 percent of PVA’s quarterly oil and gas production. The average realized sale price for natural gas in the first quarter was $5.90 per thousand cubic feet (Mcf), or three percent less than the $6.09 per Mcf realized in 2003’s corresponding period. PVA realized $30.07 per barrel for its oil production, up four percent from $28.95 per barrel in 2003’s quarter.

•	Total oil and gas segment expenses increased to $22.4 million, up 16 percent compared to $19.4 million in the first quarter of 2003 and offsetting the revenue increase. The increase was primarily related to increases in exploration expenses and depreciation, depletion and amortization (DD&A).

•	Exploration expenses increased to $5.6 million from $4.2 million in the first quarter of 2003 primarily due to expensing unproved property costs related to expiring lease options and unsuccessful exploration drilling.

•	DD&A increased to $9.3 million or $1.44 per Mcfe produced in the first quarter of 2004 from $8.1 million or $1.39 per Mcfe produced in 2003’s first quarter. The increase was due to a combination of higher production and a higher average DD&A rate due to the additional capital investment over the past year.

Oil and Gas segment capital expenditures for the first quarter of 2004 totaled $20.3 million including $13.6 million to drill 33 (22.5 net) development and exploration wells, $3.9 million for the acquisition of seismic data and $2.8 million for lease acquisition and field projects. Oil and gas segment capital expenditures for 2004 are now expected to be between $110 and $115 million compared to $100 million in the Company’s original capital expenditures budget. The increase is primarily due to additional development drilling in the Mississippi Selma Chalk, east Texas Cotton Valley and south Texas areas, and by increased pipeline construction costs to support horizontal coalbed methane production in Appalachia. These increases will be offset in part by a $2 to $3 million reduction in exploration drilling expenditures. See the Guidance Table included in this release for additional information regarding 2004 capital expenditures.

Coal Royalty and Land Management Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

First quarter 2004 operating income for PVR was $9.2 million, a 51 percent increase over $6.1 million reported in the first quarter of 2003. Primary reasons for the improvement were as follows:

•	Coal royalty revenues were $16.9 million, a 47 percent increase over $11.5 million in the first quarter of 2003. The increase was primarily due to additional tonnage being mined on PVR’s properties. Coal production from PVR’s properties in the first quarter was a quarterly record 8.0 million tons, a 25 percent increase as compared to 6.4 million tons in the first quarter of 2003. A significant increase in production from a longwall mine on a lease on PVR’s Coal River property in West Virginia was the primary contributor to the increased production. Average royalties per ton increased to $2.12 in the first quarter of 2004 compared to $1.78 in the same quarter of 2003. The increase in average royalties per ton was primarily a result of higher production from certain coal-price sensitive leases which benefited from higher coal sales prices compared to the first quarter of 2003.

•	Timber revenue decreased to $0.2 million in the first quarter of 2004 from $0.6 million in the same quarter of last year, due primarily to the timing of timber parcel sales.

•	Operating expenses increased to $1.7 million in the first quarter of 2004 from $0.8 million in the same quarter of 2003, due primarily to increased royalty expenses caused in higher production from properties subleased from third parties by PVR.

•	DD&A expense increased to $4.8 million in the first quarter of 2004 from $4.2 million in the same quarter of last year, primarily as a result of increased coal production.

PVR’s capital expenditures during the first quarter of 2004 were $0.4 million and related primarily to construction costs for a new coal loadout facility on its Coal River property in West Virginia. Excepting possible acquisitions, PVR’s capital expenditures for the remainder of 2004 are expected to be minimal.

Capital Resources

At March 31, 2004, Penn Virginia had borrowed $55 million against its credit facility with a $150 million commitment, which is expandable to $200 million at the Company’s option. The Company’s ratio of net debt to net debt plus shareholders’ equity was 37 percent as of March 31, 2004, an improvement from 39 percent at year-end 2003. Including the minority interest in PVR as equity, the ratio as of the end of the first quarter drops to 24 percent compared to 25 percent at year-end 2003.

PVR’s outstanding borrowings as of March 31, 2004 were $92.5 million, including $3.0 million of the 10-year, 5.77 percent fixed rate senior unsecured notes classified as current portion of long-term debt. The remaining $89.5 million of long-term debt as of March 31, 2004 included $2.5 million borrowed against PVR’s revolving credit facility and $87.0 million of senior unsecured notes.

Management Comment

Commenting on the quarter, A. James Dearlove, Penn Virginia President and CEO, said “We posted solid operating and financial results in a period of strong commodity pricing and improving industrial demand for energy. Our oil and gas group has built an outstanding inventory of mixed-risk projects that have the potential to significantly increase our oil and gas production through the drill bit over the next several years. As a result of the strong commodity pricing environment, our inventory of drilling opportunities and our sound financial condition, we have increased our forecasted full year 2004 oil and gas capital expenditures to a range 10 to 15 percent above our original 2004 budget estimate of $98 million.

“PVR enjoyed an excellent quarter due to a significant increase in coal production, particularly from a West Virginia longwall mine, and an improved price environment. The combination of a diminished supply of easily recoverable coal reserves and increased coal demand has resulted in very strong Appalachian coal markets. Renewing term coal sales contracts are now typically at or above $40 per ton and spot coal sales prices are currently over $50 per ton. Approximately 50 percent of PVR’s coals are sold by its lessees under term contracts, approximately 20 percent is sold on the spot market and royalty is received on the remaining 30 percent according to fixed price contracts that escalate on an annual basis. As a result of this mix of royalty types, PVR expects to realize the full benefit of these higher coal prices on a delayed basis. However, as indicated in this press release, PVR has already experienced an improvement in the per ton royalty rates from $1.78 per ton in 2003’s first quarter to $2.12 per ton in the first quarter of 2004. PVR continues to seek acquisitions of coal properties and additional fee-based assets, both in the coal and mid-stream oil and gas sectors.”

Guidance Update for 2004

See the 2004 Guidance Table included in this release for additional guidance estimates for the second quarter and full year 2004.

Conference Call

A conference call and webcast, at which management will discuss results and outlook for 2004, is scheduled for Thursday, May 6, 2004 at 3:00 p.m. EDT. Prepared

remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to 10 minutes before the scheduled start of the conference call. You can also participate via Internet webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until May 7, 2004 at 11:59 p.m. EDT by dialing 1-877-660-6853. Replay passcodes: Account number 1628 and Conference number 101884. An on-demand replay of the call will also be available at the Company’s website for 14 days beginning shortly after the call.

******

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Through its ownership in Penn Virginia Resource Partners, L.P. (NYSE: PVR), PVA is also in the business of managing coal properties and related assets. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Forward-looking statements: Penn Virginia Corporation is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of oil and natural gas production, projected quantities of future oil and natural gas production by the Company, expected commencement dates and projected quantities of future coal production by lessees producing coal from reserves leased from PVR, costs and expenditures, as well as projected demand or supply, for coal and oil and natural gas, which will affect sales levels, prices and royalties realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company’s press releases and public periodic filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 11, 2004. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended March 31,
	2004	2003
Production
Natural gas (MMcf)	5,759	4,928
Oil and condensate (MBbls)	116	149
Total oil and natural gas Production (MMcfe)	6,455	5,822
Coal royalty tons (000)	7,953	6,423

Prices
Natural gas ($/Mcf)	$5.90	$6.09
Oil and condensate ($/Bbl)	$30.07	$28.95
Coal royalties ($/ton)	$2.12	$1.78

PENN VIRGINIA CORPORATION

CONSOLIDATED STATEMENT OF EARNINGS - unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues
Natural gas	$33,964	$30,000
Oil and condensate	3,488	4,313
Coal royalties	16,860	11,451
Timber	153	556
Other	1,161	1,696

	55,626	48,016

Expenses
Lease operating	4,844	3,591
Exploration	5,560	4,250
Taxes other than income	3,030	3,073
General and administrative	5,682	5,941
Depreciation, depletion and amortization	14,156	12,348

	33,272	29,203

Operating Income	22,354	18,813

Other Income (Expense)
Interest expense	(1,390)	(936)
Interest and other income	274	439

Income from operations before minority interest, income taxes and effect of change in accounting principle	21,238	18,316

Minority interest in Penn Virginia Resource Partners, L.P.	4,503	3,019
Income tax expense	6,593	6,174

Income from operations before cumulative effect of change in accounting principle	10,142	9,123

Cumulative effect of change in accounting principle	—	1,363

Net income	$10,142	$10,486

Income before cumulative effect of change in accounting principle, basic	$1.12	$1.02
Cumulative effect of change in accounting principle, basic	—	0.15

Net income per share, basic	$1.12	$1.17

Income before cumulative effect of change in accounting principle, diluted	$1.11	$1.01
Cumulative effect of change in accounting principle, diluted	—	0.15

Net income per share, diluted	$1.11	$1.16

Weighted average shares outstanding, basic	9,084	8,952
Weighted average shares outstanding, diluted	9,176	8,996

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEET

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets	$47,302	$51,905
Net property, plant and equipment	623,075	620,934
Other assets, including long-term notes	10,289	10,894

Total assets	$680,666	$683,733

Liabilities and Shareholders’ Equity
Current liabilities	$27,945	$33,242
Long-term debt	55,000	64,000
Long-term debt of Penn Virginia Resource Partners, L.P.	89,487	90,286
Other liabilities and deferred taxes	96,434	94,049
Minority interest in Penn Virginia Resource Partners, L.P.	190,743	190,508
Shareholders’ equity	221,057	211,648

Total liabilities and shareholders’ equity	$680,666	$683,733

PENN VIRGINIA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended March 31,
	2004	2003
Operating Activities
Net income	$10,142	$10,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	14,156	12,348
Minority interest in Penn Virginia Resource Partners, L.P.	4,503	3,019
Cumulative effect of change in accounting principle	—	(1,363)
Deferred income taxes	2,541	2,637
Dry hole and leasehold amortization	1,682	528
Other	1,050	506

	34,074	28,161
Changes in operating assets and liabilities	(9,530)	(9,328)

Net cash provided by operating activities	24,544	18,833

Investing activities:
Additions to property and equipment	(15,515)	(49,497)
Other	528	166

Net cash used in investing activities	(14,987)	(49,331)

Financing Activities:
Dividends paid	(2,051)	(2,013)
Distributions paid to minority interest holders	(5,428)	(3,924)
Net proceeds from (repayments of) PVA borrowings	(9,000)	31,948
Net proceeds from PVR borrowings	—	1,613
Payments for debt issuance costs	—	(1,419)
Issuance of stock	1,940	481

Net cash provided by (used in) financing activities	(14,539)	26,686

Net increase (decrease) in cash and cash equivalents	(4,982)	(3,812)
Cash and cash equivalents-beginning balance	18,008	13,341

Cash and cash equivalents-ending balance	$13,026	$9,529

PENN VIRGINIA CORPORATION

SEGMENT INFORMATION - unaudited

(in thousands)

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per (Mcfe)
Three months ended March 31, 2004

Production
Oil and gas (Mmcfe)	6,455
Natural gas (MMcf)	5,759
Crude oil (MBbls))	116
Coal royalty tons (thousands of tons)			7,953

Revenues
Natural gas	$33,964	5.90	$—	$—	$33,964
Oil and condensate	3,488	30.07	—	—	3,488
Coal royalties	—		16,860	—	16,860
Timber	—		153	—	153
Other	29		950	182	1,161

	37,481	5.81	17,963	182	55,626

Expenses
Lease operating	2,945	0.46	1,749	150	4,844
Exploration	5,560	0.86	—	—	5,560
Taxes other than income	2,812	0.44	284	(66)	3,030
General and administrative	1,794	0.28	1,973	1,915	5,682
Impairment of oil and gas properties	—	—	—	—	—
Depreciation, depletion and amortization	9,282	1.44	4,769	105	14,156

	22,393	3.48	8,775	2,104	33,272

Operating Income	$15,088	2.33	$9,188	$(1,922)	$22,354

Additions to property and equipment	$15,079		$404	$32	$15,515

	Oil and Gas		Coal Royalty and Land Management	All Other	Consolidated
	Amount	(per (Mcfe)
Three months ended March 31, 2003

Production
Oil and gas (Mmcfe)	5,822
Natural gas (MMcf)	4,928
Crude oil (MBbls)	149
Coal royalty tons (thousands of tons)			6,423

Revenues
Natural gas	$30,000	6.09	$—	$—	$30,000
Oil and condensate	4,313	28.95	—	—	4,313
Coal royalties	—		11,451	—	11,451
Timber	—		556	—	556
Other	235		1,234	227	1,696

	34,548	5.93	13,241	227	48,016

Expenses
Lease operating	2,605	0.45	835	151	3,591
Exploration	4,245	0.73	5	—	4,250
Taxes other than income	2,604	0.45	296	173	3,073
General and administrative	1,795	0.31	1,811	2,335	5,941
Impairment of oil and gas properties	—	—	—	—	—
Depreciation, depletion and amortization	8,103	1.39	4,218	27	12,348

	19,352	3.33	7,165	2,686	29,203

Operating Income	$15,196	2.60	$6,076	$(2,459)	$18,813

Additions to property and equipment	$48,151		$1,269	$77	$49,497

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended March 31,
	2004	2003
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$24,544	$18,833

Adjustments:
Changes in operating assets and liabilities	9,530	9,328

Operating cash flow	$34,074	$28,161

Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for the second quarter and full year 2004.

		Guidance
	First Quarter 2004 Actual	Second Quarter 2004	Full Year 2004
Oil & Gas Segment:
Production:
Natural gas production (Bcf) - See Notes a, b	5.8	4.9 - 5.4	22.9 - 24.8
Oil production (MBbls) - See Note c	116	110 - 122	425 - 450
Equivalent production (Bcfe)	6.5	5.6 - 6.1	25.5 - 27.5
Equivalent daily production (MMcfe)	70.9	61.0 - 67.5	69.5 - 75.1
Expenses:
Lease Operating ($ per Mcfe)	$0.46	$0.50 - 0.58	$0.41 - 0.50
Exploration ($ millions)	$5.6	$5.1 - 6.3	$26.6 - 32.6
Taxes other than income (% of oil & gas revenue)	7.5%	7.0% - 7.7%	7.4% - 7.8%
General and administrative ($ millions)	$1.8	$1.8 - 2.2	$7.5 - 9.2
Depreciation, depletion and amortization ($ per Mcfe)	$1.44	$1.57 - 1.66	$1.45 - 1.52

Coal Land Management Segment (PVR):
Coal royalty tons (millions)	8.0	6.6 - 7.4	27.0 - 29.0
Revenues:
Coal royalties	$16.9	$13.2 - 14.8	$54.8 - 58.9
Coal services	$0.8	$0.7 - 0.9	$2.8 - 3.4
Timber and other	$0.3	$0.2 - 0.3	$1.4 - 2.0

Expenses:
Operating	$1.7	$1.2 - 1.8	$5.2 - 6.2
Taxes other than income	$0.3	$0.2 - 0.3	$0.9 - 1.1
General and administrative	$2.0	$1.9 - 2.2	$7.8 - 8.3
Depreciation, depletion and amortization	$4.8	$4.0 - 4.4	$16.3 - 17.2
Interest expense:
Average long-term debt outstanding	$92.2	$92.5	$92.5
Net interest rate assumed	4.6%	5.0%	5.0%

Corporate and other:
General and administrative	1.9	$1.6 - 1.9	$6.6 - 8.1
Interest expense:
Average long-term debt outstanding	$61.0	$55.0 - 60.0	$60.0 - 65.0
Net interest rate assumed	3%	4.0%	4.0%
Percentage capitalized - see Note d	100%	90% - 100%	90% - 100%
Minority interest in PVR		see Note e
Income tax rate - see Note f	39%	40%	40%

Capital Expenditures:
Development drilling	$11.9	$18.2 - 20.2	$58.7 - 61.3
Exploratory drilling	$1.7	$4.3 - 4.8	$22.3 - 23.4
Seismic	$3.9	$2.5 - 2.8	$10.6 - 11.1
Lease acquistion and field projects	$2.8	$5.8 - 6.4	$18.5 - 19.3
Total Oil & Gas Capital Expenditures	$20.3	$30.8 - 34.2	110.1 - 115.1
Coal land management projects	$0.4	$0.1 - 0.1	$0.4 - 0.5

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a -	Second quarter 2004 natural gas production is anticipated to be lower than first quarter 2004 due to a production curtailment in Appalachia related to pipeline and compressor maintenance by Columbia Gas Transmission.
b -	The Company’s natural gas hedging positions are summarized below:

	Costless Collars			Swaps
	MMBtu Per Day	Price / MMBtu		MMBtu Per Day	Price /MMBtu
		Floor	Ceiling
Second Quarter 2004	21,495	$3.78	$6.11	1,533	$4.70
Third Quarter 2004	20,500	$4.05	$6.12	1,367	$4.70
Fourth Quarter 2004	19,837	$4.13	$6.54	1,234	$4.70
First Quarter 2005	16,656	$4.18	$6.80	379	$4.70
Second Quarter 2005	9,978	$4.27	$6.25	—	—
Third Quarter 2005	8,000	$4.50	$6.13	—	—

The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any, that may be hedged.

c -	The Company’s oil hedging positions are summarized below:

	Swaps
	Barrels Per Day	Price /Barrel
Second Quarter 2004	568	$29.48
Third Quarter 2004	488	$30.36
Fourth Quarter 2004	482	$30.41
First Quarter 2005 (January)	400	$30.13

d -	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by generally accepted accounting principles.
e -	Penn Virginia owns 44.5 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest will reflect the remaining 55.5 percent owned by parties other than Penn Virginia.
f -	Deferred federal and state income taxes are expected to comprise approximately 50% to 60% of the Company’s income tax expense.